  Exhibit 99.1

Pharma-Bio Serv Announces Results for the Year Ended October 31, 2019

January 29, 2020

DORADO, PUERTO RICO / ACCESSWIRE / January 29, 2020 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues from continuing operations for the year ended October 31, 2019 were $19.5 million, an increase of $1.7 million, or 9.6%, when compared to last year.

Net income from continued operations for the year ended October 31, 2019 was approximately $2.1 million, an improvement of $3.3 million when compared to last year. This improvement includes last year’s non-recurring 2018 US Tax Reform $2.7 million Transition Tax charge recorded in February 2018.

In September 2018, we sold the assets of our laboratory segment. After considering last fiscal year’s $2.5 million net income from discontinued operations and related gain on segment disposal and last year’s non-recurring 2018 US Tax Reform Transition Tax, our net income for the year ended October 31, 2019 of approximately $2.1 million had an improvement in earnings of approximately $0.8 million over last year’s earnings.

“We are satisfied with the results we obtained by focusing our operations on our consulting portfolio of services. We will continue pursuing opportunities for growth which will enhance our Company’s value. Finally, we were delighted to provide a dividend of approximately $1.7 million to our loyal shareholders in November 2019," said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management, and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2019, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.